[Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange
Commission.]

                             RESEARCH COLLABORATION

                                       AND

                                LICENSE AGREEMENT

                                     BETWEEN

                        CADUS PHARMACEUTICAL CORPORATION

                                       AND

                          BRISTOL-MYERS SQUIBB COMPANY

                            DATED AS OF JULY 26, 1994

                                TABLE OF CONTENTS
                                -----------------
                                                                          PAGE
                                                                          ----
PRELIMINARY STATEMENTS....................................................  1
   1.    DEFINITIONS......................................................  2
   2.    REPRESENTATIONS AND WARRANTIES...................................  6
         2.1    REPRESENTATIONS AND WARRANTIES OF BOTH
                PARTIES...................................................  6
         2.2    REPRESENTATIONS AND WARRANTIES OF CADUS...................  6
         2.3    REPRESENTATIONS AND WARRANTIES OF BMS.....................  7
   3.    COLLABORATIVE RESEARCH PROGRAM...................................  7
         3.1    SCOPE OF RESEARCH PROGRAMS................................  7
         3.2    OVERSIGHT COMMITTEE.......................................  8
         3.3    STEERING COMMITTEE........................................ 10
         3.4    FUNDING OF THE RESEARCH PROGRAM........................... 11
         3.5    CONDUCT OF RESEARCH PROGRAMS BY CADUS..................... 12
         3.6    CONDUCT OF RESEARCH PROGRAMS BY BMS....................... 13
         3.7    RECORDS................................................... 14
         3.8    TERM OF RESEARCH PROGRAM.................................. 14
         3.9    EXCLUSIVITY............................................... 14
         3.10   MATERIAL TRANSFER......................................... 15
         3.11   LIABILITY................................................. 15
         3.12   TREATMENT OF LEAD COMPOUNDS FROM AUTOCRINE
                SYSTEM.................................................... 15
         3.13   TERMINATION OF RESEARCH PROGRAMS BY BMS................... 16
   4.    DEVELOPMENT AND COMMERCIALIZATION................................ 16
         4.1    DEVELOPMENT EFFORTS BY BMS................................ 16
         4.2    DETERMINATION TO DEVELOP PRODUCT; EFFECT.................. 18
         4.3    DETERMINATION TO NOT DEVELOP PRODUCT;
                EFFECT.................................................... 18
         4.4    EXCEPTION................................................. 18
         4.5    CADUS OPTION.............................................. 18
   5.    GRANT OF LICENSES................................................ 19
         5.1    LICENSE GRANT FOR EXCLUSIVE SCREENS....................... 19
         5.2    LICENSE GRANT FOR NON-EXCLUSIVE SCREENS................... 19
         5.3    RESERVATION OF RIGHTS BY CADUS............................ 20
         5.4    RIGHT OF FIRST OFFER...................................... 20
   6.    ROYALTIES AND MILESTONE PAYMENTS................................. 21
         6.1    ROYALTIES................................................. 21
         6.2    BUNDLING AND CAPITATION TRANSACTIONS...................... 22


                                       (i)

                                TABLE OF CONTENTS
                                -----------------
                                                                          PAGE
                                                                          ----
         6.3    THIRD PARTY ROYALTIES..................................... 23
         6.4    MILESTONE PAYMENTS........................................ 24
         6.5    OBLIGATION TO PAY ROYALTIES............................... 24
   7.    PAYMENTS AND REPORTS............................................. 24
         7.1    PAYMENT................................................... 24
         7.2    MODE OF PAYMENT........................................... 25
         7.3    RECORDS RETENTION......................................... 25
         7.4    AUDIT REQUEST............................................. 25
         7.5    TAXES..................................................... 25
   8.    INFRINGEMENT ACTIONS BY THIRD PARTIES............................ 26
         8.1    NOTICE OF SUIT OR CLAIM OF INFRINGEMENT................... 26
         8.2    OBLIGATION TO DEFEND...................................... 26
   9.    OWNERSHIP OF INVENTIONS; PATENTS................................. 27
         9.1    OWNERSHIP OF INVENTIONS................................... 27
         9.2    JOINT INVENTIONS.......................................... 27
         9.3    PATENT ENFORCEMENT........................................ 28
   10.   INDEMNIFICATION.................................................. 28
         10.1   INDEMNIFICATION........................................... 28
         10.2   NOTICE.................................................... 29
   11.   PUBLICATION; CONFIDENTIALITY..................................... 29
         11.1   NOTIFICATION.............................................. 29
         11.2   REVIEW OF PROPOSED PUBLICATIONS........................... 29
         11.3   CONFIDENTIALITY; EXCEPTIONS............................... 30
         11.4   EXCEPTIONS................................................ 30
         11.5   CONFIDENTIALITY OBLIGATION OF CADUS....................... 31
         11.6   LIMITATIONS ON USE........................................ 31
         11.7   REMEDIES.................................................. 31
         11.8   SURVIVAL.................................................. 31
   12.   TERM; TERMINATION................................................ 32
         12.1   TERM...................................................... 32
         12.2   BREACH.................................................... 32
         12.3   ACCRUED RIGHTS, SURVIVING OBLIGATIONS..................... 32
   13.   FORCE MAJEURE.................................................... 32
         13.1   EVENTS OF FORCE MAJEURE................................... 32
   14.   MISCELLANEOUS.................................................... 33
         14.1   RELATIONSHIP OF PARTIES................................... 33


                                      (ii)

                                TABLE OF CONTENTS
                                -----------------
                                                                          PAGE
                                                                          ----
         14.2   COVENANT NOT TO SOLICIT EMPLOYEES......................... 33
         14.3   ASSIGNMENT................................................ 33
         14.4   FURTHER ACTIONS........................................... 33
         14.5   NOTICE.................................................... 33
         14.6   USE OF NAME............................................... 34
         14.7   PUBLIC ANNOUNCEMENTS...................................... 34
         14.8   WAIVER.................................................... 34
         14.9   COMPLIANCE WITH LAW....................................... 34
         14.10  SEVERABILITY.............................................. 35
         14.11  AMENDMENT................................................. 35
         14.12  GOVERNING LAW............................................. 35
         14.13  ARBITRATION............................................... 35
         14.14  ENTIRE AGREEMENT.......................................... 35
         14.15  COUNTERPARTS.............................................. 35
         14.16  DESCRIPTIVE HEADINGS...................................... 35

LIST OF APPENDICES

APPENDIX A                    List of Patents and Patent Applications
APPENDIX B                    Description of Research Programs
APPENDIX C                    Sample Calculation for Capitation Transactions
APPENDIX D                    Form of Public Announcement

                                      (iii)

                             RESEARCH COLLABORATION
                                       AND
                                LICENSE AGREEMENT

         This RESEARCH COLLABORATION AND LICENSE AGREEMENT (this "Agreement") dated as of July 26, 1994 between Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the state of Delaware, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates ("BMS") and Cadus Pharmaceutical Corporation, a corporation duly organized and existing under the laws of the state of Delaware, and having offices at 180 Varick Street, New York, New York 10014-4606 ("CADUS").

                             PRELIMINARY STATEMENTS

         A. CADUS is the owner of, and has all right, title and interest in, or has acquired the exclusive rights to certain technology involving the transfection and expression of G-protein- coupled receptors into yeast, for which CADUS has conducted and is continuing to conduct numerous research projects.

         B. BMS recognizes that the technology represents a valuable source of development of screening assays for the discovery of potential products for manufacture, use and sale in the Territory, and BMS is interested in providing funding to CADUS for further development of its technology and obtaining a license for developed products.

         C. CADUS has research and development facilities, experienced personnel and other capabilities conducive to further research and development of the technology.

         D. In addition, CADUS is interested in obtaining access to BMS's compound library and obtaining an option to acquire a license to certain such compounds, and BMS is willing to grant such access and option.

         E. CADUS and BMS are entering into this Agreement to provide for BMS to provide funding for further research involving the technology to be conducted by CADUS, and for CADUS to license, and BMS to obtain a license for, the use and practice of screening assays developed by CADUS using the technology in the Territory.

         F. CADUS and BMS are simultaneously entering into the Screening and Option Agreement to provide access to BMS's compound library to CADUS and give CADUS an option to acquire a license to certain such compounds from BMS.

         G. CADUS and BMS are also simultaneously entering into the Stock Purchase Agreement to provide for BMS to obtain an equity interest in CADUS and CADUS to sell an equity interest in CADUS to BMS.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

         As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

         1.1 "AFFILIATE", with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

         1.2 "ANALOG" of any Lead Compound shall mean a compound in which the active substructure of such Lead Compound is conserved.

         1.3 "ANNUAL RESEARCH PLAN" shall mean the annual research plan prepared annually during the term of the Research Programs as provided in Section 3.1.

         1.4 "AUTOCRINE SYSTEM" shall mean that part of CADUS's Technology whereby any yeast cells into which human Receptors have been inserted and grow in response to compounds produced and secreted by the same yeast cells.

         1.5 "BMS TECHNOLOGY" shall mean any and all Product Patents, inventions, improvements, discoveries, claims, trade secrets, technologies, technical data, information, material and know-how, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing, owned, developed or acquired by BMS, which are necessary or useful to make, use or develop Products.

         1.6 "CLASS OF COMPOUNDS" shall mean any Compounds or Products which are identified or confirmed by the use of the same Screen based on a particular Receptor, including Screens based on mutant forms of such Receptor.

         1.7 "COMPOUND" shall mean any Lead Compound or any Analog of any Lead Compound.

         1.8 "DEVELOPMENT COMPOUND" shall mean any marketed product of BMS or any compound being developed by BMS, whether or not subject to this Agreement, that has reached the stage of development where such compound has received approval as a pre- clinical lead profile candidate for a product pursuant to the then applicable internal policies and procedures of the BMS Pharmaceutical Research Institute, and is a therapeutic product or is being developed as a potential therapeutic product.

         1.9 "EFFECTIVE DATE" shall mean the date of execution of this Agreement.

         1.10 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

         1.11 "FIRST COMMERCIAL SALE" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country.

         1.12 "INVENTION" shall mean any new or useful process, manufacture, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility during the conduct of any Research Program.

         1.13 "JOINT INVENTION" shall mean any Invention for which it is determined, in accordance with applicable law, that both: (i) one or more employees or agents of CADUS or any other persons obliged to assign such Invention to CADUS, and (ii) one or more employees or agents of BMS or any other persons obliged to assign such Invention to BMS, are joint inventors of such Invention.

         1.14 "KNOW-HOW" shall mean any and all technical data, information, material and other know-how, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing, presently owned, developed or acquired by CADUS or subsequently owned, developed or acquired by CADUS during the term of the Research Programs (provided that, if subsequently acquired, CADUS has the right to license or otherwise make available such know-how to BMS), which relate to the Technology and are necessary or useful to use or practice Screens.

         1.15 "LEAD COMPOUND" shall mean any compound identified or whose biological activity is confirmed, through the use of any Screen, in connection with any one or more anticipated indications.

         1.16 "MATERIAL" shall mean any material including but not limited to Screens and other biologically active material produced in the performance of the Research Programs.

         1.17 "NDA" shall mean a New Drug Application.

         1.18 "NET SALES" shall mean, with respect to any Product, the gross amount invoiced for such Product by BMS, its Affiliates, licensees and sublicensees to Third Parties, less deductions for: (i) quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage and shipping insurance expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejected, outdated or returned Product; and (iv) sales, value-added, excise taxes and duties and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Any up- front payments which are creditable against future royalties to be paid to BMS by its Affiliates, licensees or sublicensees with respect to any Product shall be included in Net Sales at the time such payments are actually made.

         1.19 "OVERSIGHT COMMITTEE" shall mean the entity organized and acting pursuant to Section 3.2.

         1.20 "PARTY" shall mean CADUS or BMS and, when used in the plural, shall mean CADUS and BMS.

         1.21 "PATENTS" shall mean all patents and patent applications throughout the Territory, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof, which CADUS presently or hereafter owns or controls (provided that, if subsequently acquired, CADUS has the right to license or otherwise make available such patents and patent applications to BMS), or which are owned or controlled jointly by BMS and CADUS, to the extent that they cover the manufacture or use of any Screen. The Patents which exist on the Effective Date of this Agreement are listed on APPENDIX A attached hereto.

         1.22 "PERSON" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

         1.23 "PLA" shall mean a Product License Application.

         1.24 "PLP STAGE" shall mean the stage of development where a Compound has received approval as a pre-clinical lead profile candidate for a Product pursuant to the then applicable internal policies and procedures of the BMS Pharmaceutical Research Institute, and is being developed as a therapeutic product.

         1.25 "PRODUCT" shall mean any product which uses as one of its active ingredients a Compound which, with respect to the relevant indication(s), has not been (A) previously identified in the public literature, or (B) previously identified by BMS, its Affiliates or research collaborators and actively pursued by BMS, its Affiliates or research collaborators for such indication(s). BMS shall be deemed to be actively pursuing a Compound for such indication(s) if such Compound is in development at the PLP Stage or later or is then being marketed.

         1.26 "PRODUCT PATENTS" shall mean all patents and patent applications owned or controlled by BMS, and disclosing and claiming products, processes or a method of treatment employing the Compound(s) or Product(s), together with any and all patents that may issue or have issued therefrom in the applicable countries, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof.

         1.27 "PROGRAM DEVELOPMENT COMPOUND" shall mean any Compound that has reached the PLP Stage of development.

         1.28 "RECEPTOR" shall mean any human, G-protein-coupled, seven transmembrane receptor (including, without limitation, genes, vectors and cDNAs), and shall include any BMS Receptor or Other Receptor.

            (a) "BMS RECEPTOR" shall mean a Receptor which is proprietary to BMS and is provided by BMS to CADUS for use in the Research Programs, or a Receptor which is proprietary to BMS and is cloned or obtained by CADUS pursuant to research performed under the Research Programs, or a Receptor provided by BMS to CADUS for use in the Research Programs which is deemed to be a BMS Receptor pursuant to Section 3.1(a).

            (b) "OTHER RECEPTOR" shall mean a Receptor other than a BMS Receptor, which is used in the Research Programs, or a Receptor provided by BMS to CADUS for use in the Research Programs which is deemed to be an Other Receptor pursuant to Section 3.1(a).

         1.29 "RESEARCH PROGRAMS" shall mean all of the yeast-based research programs conducted by CADUS, or by CADUS in collaboration with BMS, with respect to the Technology undertaken pursuant to Section 3 of this Agreement.

         1.30 "ROYALTY TERM" shall mean, with respect to each Product in each country in the Territory, the period of time commencing on the Effective Date and ending on the latest of (1) ten years from the date of the First Commercial Sale of such Product in such country, or (2) if, at the time of the First Commercial Sale in such country, the Product was covered by a Valid Claim of a Product Patent, the date on which the last to expire of the Product Patents relating to such Product expires.

         1.31 "SCREENING AND OPTION AGREEMENT" shall mean that certain screening and option agreement dated of even date herewith between BMS and CADUS.

         1.32 "SCREEN" shall mean any screen, the manufacture or use of which screen: (i) is based upon, derived from, identified through or related to the Technology, or (ii) was developed by CADUS, alone or with any collaboration by BMS, during the conduct of any Research Program; and/or(iii) if covered by one or more Patents, would infringe a Valid Claim thereof. Screen shall include any Exclusive Screen or Non-Exclusive Screen.

            (a) "EXCLUSIVE SCREEN" shall mean any Screen discovered or developed using any BMS Receptor, or any Screen deemed to be an Exclusive Screen pursuant to Section 3.1(a).

            (b) "NON-EXCLUSIVE SCREEN" shall mean any Screen discovered or developed using any Other Receptor, or any Screen deemed to be a Non-Exclusive Screen pursuant to Section 3.1(a).

         1.33 "STEERING COMMITTEE" shall mean the entity organized and acting pursuant to Section 3.3.

         1.34 "STOCK PURCHASE AGREEMENT" shall mean that certain stock purchase agreement dated of even date herewith between BMS and CADUS.

         1.35 "TECHNOLOGY" shall mean all inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies, Patents and Know-How owned by CADUS or to which CADUS has the rights to grant licenses or sublicenses, and relating to or derived from: (i) CADUS's yeast-based, human G-protein-coupled receptor technology described in APPENDIX B, or (ii) the Research Programs.

         1.36 "TERRITORY" shall mean the entire world.

         1.37 "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

         1.38 "VALID CLAIM" shall mean a claim of any Patent or Product Patent, as the case may be, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. REPRESENTATIONS AND WARRANTIES.

         2.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

         2.2 REPRESENTATIONS AND WARRANTIES OF CADUS. CADUS hereby represents and warrants to BMS that:

            (a) It is the owner of, or has exclusive rights to, all of the Patents listed on APPENDIX A, and has the exclusive right to grant licenses therefor;

            (b) It is the owner of, or is the licensee of, all of the Know-How in existence on the date of this Agreement, and has the right to grant licenses or sublicenses therefor;

            (c) To the best of its knowledge, all such Patents are in full force and effect and have been maintained to date;

            (d) It is not aware of any asserted or unasserted claim or demand which it believes can be enforced against such Patents;

            (e) To the best of its knowledge, the practice of such Patents do not infringe upon or conflict with any patent or other proprietary rights of any Third Party; and

            (f) It has not entered into any agreement with any Third Party which is in conflict with the rights granted to BMS pursuant to this Agreement.

         2.3 REPRESENTATIONS AND WARRANTIES OF BMS. BMS hereby represents and warrants to CADUS that it is the owner of, or has exclusive rights to, all BMS Receptors, and, to the best of its knowledge, the use of such BMS Receptors by BMS or CADUS during the conduct of the Research Programs will not infringe on or conflict with the patent or other proprietary rights of any Third Party.

3. COLLABORATIVE RESEARCH PROGRAM.

         3.1 SCOPE OF RESEARCH PROGRAMS.

            (a) The Research Programs shall include the written description of the scientific research to be carried out by CADUS, as set forth in APPENDIX B, as hereafter modified by the Oversight Committee from time to time during the term of the Research Programs. Promptly following the execution of this Agreement by both Parties, CADUS shall provide BMS with a list of receptors which CADUS owns or has rights to, and BMS shall select which such receptors BMS wants to become a part of the Research Programs. Any such CADUS receptors not selected by BMS shall be excluded from the Research Programs, unless the Parties mutually agree to include such receptor(s) at a later date. If any such receptor is selected by BMS, and covers the same receptor as one that BMS owns or has rights to, then any screen developed with such receptor shall be deemed to be an Exclusive Screen under this Agreement. If any such receptor is selected by BMS, and BMS does not own or have rights to cover the same receptor, then any screen developed with such receptor shall be deemed to be a Non-Exclusive Screen under this Agreement. BMS may also provide receptors which are proprietary to BMS to CADUS for use in the Research Programs, which shall be deemed to be BMS Receptors under this Agreement. Any screens developed with such receptors shall then be deemed to be Exclusive Screens under this Agreement. In addition, BMS may also provide receptors which are not proprietary to BMS to CADUS for use in the Research Programs, and such receptors shall be deemed to be Other Receptors for purposes of this Agreement.

            (b) During the three-month period following the execution of this Agreement by both Parties, the Oversight

Committee shall create a three-year plan for the Research Programs, which will include a comprehensive list of all Receptors to be included in the Research Programs and a comprehensive list of all [c.i.] which will be directly targeted for drug intervention (e.g., see Goal 4 and Phase I, Part 4 of APPENDIX B) [c.i.] ("Targets") in the Research Programs during the initial term of the Research Programs (the "Three-Year Research Plan"). The Parties agree that the number of receptors and [c.i.] Targets to be included in the Three-Year Research Plan shall be within the scope of the funding to be provided by BMS during such period. During such three-month period, CADUS shall not perform any research or development work with or for the benefit of, or grant any rights or licenses to or for the benefit of, any Third Party involving any [c.i.] or any receptors which CADUS owns or has rights to.

            (c) As of the Effective Date, and on each anniversary thereof during the term of the Research Programs, the Oversight Committee shall prepare and provide to each Party, in form and substance mutually acceptable to each Party, a more detailed description of the specific Research Programs to be undertaken during the upcoming year, which shall include a reasonably detailed description of the goals and scope of such research, the research plan, a list of Receptors to be included in the collaboration during such year and a budget (the "Budget") [c.i.]

be provided by each Party to support the research described in such proposal (an "Annual Research Plan"). The Oversight Committee may revise any Annual Research Plan, from time to time, as approved by the mutual agreement of both Parties.

            (d) If the Oversight Committee fails to agree on an Annual Research
Plan: (i) BMS shall nevertheless continue to provide funding to CADUS for the Research Programs at the same level of funding as provided during the previous year (or, with respect to the first and second years of the Research Programs, at a level of $4,000,000), in accordance with and subject to adjustments provided in Section 3.4, and (ii) CADUS shall nevertheless continue to conduct the Research Programs in accordance with the goals and scope of such research as determined by BMS, provided that such goals and scope shall be within the scope of the level of funding to be provided by BMS and within the scope of the Research Programs conducted to date (or, with respect to the first year of the Research Programs, within the scope of the Research Programs described in APPENDIX B).

         3.2 OVERSIGHT COMMITTEE. The Parties shall establish an Oversight Committee (the "Oversight Committee"), which shall be comprised of four members:
(i) an Executive Director or Vice President of any therapeutic area in BMS, or such other similar position designated by BMS from time to time, (ii) Vice President, Biomolecular Screening at BMS, or such other similar position designated by BMS from time to time, (iii) the Vice President of Research at CADUS, or such other similar position designated by

CADUS from time to time, (ii) the Director of Research at CADUS, or such other similar position designated by CADUS from time to time. Members of the Oversight Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson of the Oversight Committee shall be designated annually on an alternating basis between the Parties. The Party not designating the chairperson shall designate one of its representative members as Secretary to the Oversight Committee for such year. Each Party shall be free to change its representative members, on notice to the other Party. The Oversight Committee shall exist until the termination or expiration of the Research Programs.

            (a) RESPONSIBILITIES. The Oversight Committee shall be responsible for establishing long-term objectives for the Research Programs and evaluating the progress of the Research Programs, including, without limitation:

               (1) Decisions regarding the direction and priority of the various Research Programs; and

               (2) Determinations of appropriate staffing and resources that should be applied by each Party to each Research Program from time to time.

            (b) MEETINGS. The Oversight Committee shall meet as soon as reasonably practical following the Effective Date of this Agreement, and thereafter, from time to time as the Parties deem appropriate. Meetings may be called by either Party on fifteen days written notice to the other unless such notice is waived by the Parties, and the meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members. The Oversight Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence.

            (c) DECISIONS OF THE OVERSIGHT COMMITTEE.

               (1) All decisions of the Oversight Committee shall be made by unanimous agreement of the members (or their designees) present in person or by telephone at any meeting; provided that at least one representative of each Party is present at such meeting.

               (2) In the event that unanimity cannot be reached by the Oversight Committee with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution to the Senior Vice President, Exploratory and Drug Discovery Research at BMS, or such other similar position designated by BMS from time to time, and the President and Chief Executive Officer at CADUS, or such other similar position designated by CADUS from time to time. If they cannot resolve the issues within 30 days, the matter will be referred to arbitration pursuant to Section 14.12.

            (d) REPORTS. Within 30 days after each Oversight Committee meeting, the secretary of the Oversight Committee shall prepare and distribute minutes of the meeting which shall provide: (1) a description in reasonable detail of the discussions had at the meeting, and (2) a list of any actions, decisions or determinations approved by the Oversight Committee. Such reports shall be distributed to the members of the Oversight Committee and the Chief Executive Officer of CADUS.

         3.3 STEERING COMMITTEE. The Parties shall also establish a Steering Committee (the "Steering Committee"), which shall be comprised of six members:
(i) the Director of Screening at BMS, or such other similar position designated by BMS from time to time, (ii) the Director of Research at CADUS, or such other similar position designated by CADUS from time to time, and (iii) two additional representatives designated by each Party, who shall be scientists involved in the Research Programs. Members of the Steering Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the Parties. The Party not designating the chairperson shall designate one of its representative members as Secretary to the Steering Committee for such year. Each Party shall be free to change its representative members, on notice to the other Party. The Steering Committee shall exist until the termination or expiration of the Research Programs.

            (a) RESPONSIBILITIES. The Steering Committee shall be responsible for the day-to-day conduct and progress of the Research Programs, including, without limitation:

               (1) Providing ongoing scientific guidance to the Research Programs on a weekly basis; and

               (2) Providing a forum for the exchange of scientific information among the scientists participating in the Research Programs.

            (b) MEETINGS. The Steering Committee shall meet at least once every month, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree. Meetings may also be called by either Party on five days written notice to the other unless such notice is waived by the Parties. The meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members. The Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence.

            (c) DECISIONS OF THE STEERING COMMITTEE.

               (1) All decisions of the Steering Committee shall be made by unanimous agreement of the members (or their designees) present in person or by telephone at any meeting;

provided that at least two representatives of each Party is present at such meeting.

               (2) In the event that unanimity cannot be reached by the Steering Committee with respect to a matter that is subject to its decision-making authority, then the matter shall be referred to the Oversight Committee for resolution pursuant to Section 3.2(c).

            (d) REPORTS. Within fifteen days after each Steering Committee meeting, the secretary of the Steering Committee shall prepare and distribute:
(1) a reasonably detailed summary report describing the work performed since the period covered by the last report on the Research Programs and an evaluation of the work performed in relation to the goals of the Research Program, and (2) minutes of the meeting which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee. Such reports shall be distributed to the members of the Steering Committee and the members of the Oversight Committee.

         3.4 FUNDING OF THE RESEARCH PROGRAM. BMS agrees to provide funding to CADUS for the conduct of the Research Programs in the amount of up to Four Million Dollars ($4,000,000) each year during the term of the Research Programs. The actual amount of funding required to be made by BMS shall be based on the Budget provided in the Annual Research Plan for such year, and shall be adjusted on a quarterly basis based upon the [c.i.]

; provided that in any event, CADUS shall have the right

[c.i.] each year during the term of the Research Programs and receive funding therefor from BMS [c.i.] . Such amount shall be paid in quarterly installments in advance on the first day of July, October, January and April of each year, with adjustments made from time to time as required. However, the first payment shall be made in the amount of $1,000,000 on the Effective Date of this Agreement (in lieu of any payment on July 1, 1994). Within 30 days following the end of each such quarter, CADUS shall prepare and submit a statement setting forth [c.i.]

 . If BMS elects to extend the term of the Research Programs beyond the initial three-year term pursuant to Section 3.8, then the level of funding BMS shall commit to for such additional years (i.e., up to $4,000,000 per annum) and [c.i.]

shall be adjusted annually commencing with the first extension year of the term to reflect changes, since the Effective Date, in the average of the Consumer Price Index for the New York/New Jersey area and the "All Commodities" index of the Product Pricing Index.

         3.5 CONDUCT OF RESEARCH PROGRAMS BY CADUS. During the term of the Research Programs, so long as BMS is providing funding pursuant to Section 3.4, CADUS shall:

            (a) undertake interactive, cooperative Research Programs with BMS, as set forth in any Annual Research Plan, and such other activities which, from time to time, the Oversight Committee decides is necessary for the commercial success of the Research Programs;

            (b) use all reasonable efforts and proceed diligently to perform the work set out for CADUS to perform in the Annual Research Plan, including, without limitation, by using its good faith efforts to allocate [c.i.]

using personnel with sufficient skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Programs and to accomplish the objectives of the Research Programs;

            (c) conduct the Research Programs in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

            (d) furnish BMS with Materials arising from the Research Programs as BMS from time to time shall reasonably request;

            (e) within 30 days following the end of each quarter during the term of the Research Programs, furnish BMS with written reports summarizing all activities under the Research Programs during such quarter and a statement setting forth [c.i.]

            (f) within 30 days following the end of each six-month period during the term of the Research Programs and within 30 days following the expiration or termination of the Research Programs, furnish BMS with fully-detailed, written reports on all activities under the Research Programs during such six-month period or the term of the Research Program, as the case may be;

            (g) promptly provide an invention disclosure report to BMS with respect to any Invention or Joint Invention;

            (h) allow representatives of BMS, upon reasonable notice and during normal business hours, to (1) visit the facilities where the Research Programs are being conducted, and (2) consult informally, during such visits and by telephone, with CADUS personnel performing work on the Research Programs;

            (i) maintain liability insurance with respect to the work it is performing under the Research Programs in such amounts as it customarily maintains with respect to similar research programs, which insurance shall designate BMS as "insured", and to pay the premiums due thereunder. The terms and conditions of such insurance policy and any and all amendments thereto, as well as the amount insured, shall be submitted for prior approval to BMS, provided that BMS may only disapprove such policy or amendment if it is inconsistent with the terms and conditions customary for such insurance policies in the pharmaceutical industry at that time, and BMS shall receive a copy of any such policy or amendments; and

            (j) Apply all research funds received from BMS pursuant to this Agreement to fund the Research Programs (including, without limitation, to pay for equipment, support staff and other overhead related to the Research Programs), carry out its obligations in connection therewith and accomplish the goals and objectives of the Research Programs as determined by the Oversight Committee.

        3.6 CONDUCT OF RESEARCH PROGRAMS BY BMS. During the term of the Research Programs, BMS shall:

            (a) undertake interactive, cooperative Research Programs with CADUS, as set forth in any Annual Research Plan, and such other activities which, from time to time, the Oversight Committee decides is necessary for the commercial success of the Research Programs;

            (b) use all reasonable efforts and proceed diligently to perform the work set out for BMS to perform in the Annual Research Plan, including, without limitation, by using its good faith efforts to allocate sufficient time and effort, using personnel with sufficient skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Programs and to accomplish the objectives of the Research Programs;

            (c) conduct the Research Programs in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

            (d) furnish CADUS with BMS Receptors necessary for the conduct of the Research Programs as determined from time to time by the Steering Committee;

            (e) within 30 days following the end of each quarter during the term of the Research Programs, furnish CADUS with written reports summarizing all BMS activities under the Research Programs during such quarter;

            (f) within 30 days following the end of each six-month period during the term of the Research Programs and within 30 days following the expiration or termination of the Research Programs, furnish CADUS with fully-detailed, written reports on all BMS activities under the Research Programs during such six-month period or the term of the Research Program, as the case may be;

            (g) promptly provide an invention disclosure report to CADUS with respect to any Invention or Joint Invention; and

            (h) allow representatives of CADUS, upon reasonable notice and during normal business hours, to (1) visit the facilities where the Research Programs are being conducted, and (2) consult informally, during such visits and by telephone, with BMS personnel performing work on the Research Programs.

         3.7 RECORDS.

            (a) CADUS and BMS each shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Programs (including all data in the form required under all applicable laws and regulations).

            (b) CADUS and BMS each shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party to the extent reasonably required for the performance of its obligations under this Agreement. CADUS and BMS each shall maintain such records and the information of the other Party contained therein in confidence in accordance with Section 11 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

         3.8 TERM OF RESEARCH PROGRAM. The term of the Research Programs shall commence on the Effective Date, and shall continue, except as otherwise provided in this Agreement, for a period of three years after the Effective Date; provided, however, that BMS shall have the right, in its sole discretion, to extend the term of the Research Program for an additional two-year period by sending written notice to such effect to CADUS at least six months prior to the end of the initial term. In such event, BMS shall be required to continue to provide the level of funding to CADUS as provided in Section 3.4.

         3.9 EXCLUSIVITY. During the term of the Research Programs, CADUS shall not perform any research or development work, with or for the benefit of any Third Party, involving any Receptors or Screens relating to [c.i.]

Targets worked on under the Research Programs or identified for research activities in the Three-Year Research Plan or any current Annual Research Plan, unless specifically permitted under the Agreement. In any event, CADUS shall not make available to any Third Party any Materials

(except (i) yeast strains that do not express a BMS Receptor or strains that are not engineered for screening against specific [c.i.]

Targets, or (ii) biological materials containing sequences that do not encode components that are uniquely required for the expression of a specific BMS Receptor, or (iii) biological materials that are not unique to Screens relating to [c.i.]

Targets, or (iv) reagents that are not uniquely intrinsic to the use of a specific Exclusive Screen) or Screens developed by CADUS pursuant to the Research Programs, except as specifically permitted by this Agreement.


         3.10 MATERIAL TRANSFER. In order to facilitate the Research Programs, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to, Receptors (collectively, "Substances") owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Programs. Except as otherwise provided under the Agreement, all such Substances delivered to the other Party (1) shall remain the sole property of the supplying Party,
(2) shall be used only in furtherance of the Research Programs and solely under the control of the other Party, (3) shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and (4) shall not be used in research or testing involving human subjects. The Substances supplied under this Section 3.10 must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known. THE SUBSTANCES ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SUBSTANCES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

         3.11 LIABILITY. During the Research Programs, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees and agents.

         3.12 TREATMENT OF LEAD COMPOUNDS FROM AUTOCRINE SYSTEM. In the event that any compounds are developed or created during the Research Programs by use of the Autocrine System: (i) if such compound is identified using a BMS Receptor, all rights to such compound shall belong exclusively to BMS, and such compound shall be deemed to be a Compound developed from an Exclusive Screen for all purposes under this Agreement; and (ii) if such compound is identified using any Other Receptor, all rights to such compound shall belong exclusively to CADUS, provided that such compound shall be deemed to be a CADUS Compound (as defined in Section 5.3(b)) for all purposes under this Agreement, and BMS shall have a right of first offer to acquire an exclusive license to such compound pursuant to Section 5.4. Except as otherwise provided in this Section 3.12, any compound library contributed to the Research Programs by CADUS shall belong exclusively to CADUS, unless such compound library is developed in part using proprietary sequence or structural information provided by BMS as a library targeted to a particular Receptor or Receptors, in which case such compound library shall belong exclusively to BMS.

         3.13 TERMINATION OF RESEARCH PROGRAMS BY BMS. In the event that CADUS fails to diligently proceed with the Research Programs or otherwise fails to comply with any material obligation under this Section 3, such shall be deemed a breach of a material obligation of CADUS pursuant to Section 12.2, and shall entitle BMS to give notice to CADUS specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if CADUS does not commence and diligently continue actions to cure such default), BMS shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement with respect to the Research Programs by giving written notice to take effect immediately upon delivery of such notice. BMS's right to terminate this Agreement with respect to the Research Programs, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. Upon such termination, CADUS shall promptly transfer to BMS copies of all data, reports, records and materials in CADUS's possession or control which relate to the Research Programs and furnish to BMS all Materials and Substances developed under the Research Programs. Thereafter, BMS shall have no further obligation to fund the Research Programs. In the event of the termination of the Research Programs pursuant to this Section 3.13: (i) BMS shall have a right and license to use such Materials and Substances during the remainder of the original term of the Research Programs plus the two (2) extension years provided in Section 3.8 (as if BMS had elected to extend the term of the Research Programs for such two-year period); and (ii) the exclusive license granted to BMS with respect to Non-Exclusive Screens pursuant to Section
5.2 shall continue to be exclusive during the original term of the Research Programs plus the two (2) extension years and such additional period thereafter as would have applied pursuant to Section 5.2. Termination of this Agreement with respect to the Research Programs shall not terminate any other rights or obligations of the Parties under this Agreement other than those set forth in this Section 3. The remedy provided in this Section 3.13 for any breach by CADUS relating to its material obligations under this Section 3 shall be in lieu of any remedy set forth in Section 12.

4. DEVELOPMENT AND COMMERCIALIZATION.

         4.1 DEVELOPMENT EFFORTS BY BMS.

            (a) BMS shall have sole and absolute discretion to determine the means and methods by which it will conduct screening, assays and other research and development using the

Screens, provided that the Technology will not be made available to Third Parties. It is understood that this Agreement imposes no obligation of any nature whatsoever, express or implied, upon BMS to develop or commercialize any Compound arising out of BMS's use of the Screens. BMS shall have the sole and absolute discretion to determine all decisions relating to the research, development, marketing and other commercialization activities with respect to any Compound or Product derived by BMS from its use of the Screens. Subject to the foregoing, BMS shall use reasonable commercial efforts to develop Compounds and Products identified or confirmed using any Exclusive Screens in the event that BMS has elected to proceed with the development of such Compounds or Products. However, the decision as to whether to proceed with the preclinical and clinical development and marketing of any Compound or Product identified or confirmed using any Exclusive Screens shall be in the sole discretion of BMS. Nothing contained in this Agreement shall be interpreted as requiring BMS to develop or market any Compound or Product identified or confirmed using any Exclusive Screens.

            (b) BMS shall comply with all applicable laws and regulations and good laboratory, clinical and manufacturing practices in the preclinical and clinical development of the Compounds and Products which BMS elects to develop, and shall cause its Affiliates and subcontractors to do the same.

            (c) BMS shall not disassemble or seek to reverse engineer the Substances and Materials provided by CADUS to BMS.

            (d) BMS shall provide CADUS with written notice of each of the following events within 30 days of its occurrence:

               (1) BMS's determination that a Compound has reached the PLP
Stage;

               (2) The filing with the FDA of an IND in the United States (or its equivalent in any other country) for each Product;

               (3) The commencement of Phase 3 clinical trials for each Product in the United States (or its equivalent in any other country);

               (4) The filing of an NDA or a PLA in the United States (or its equivalent in any other country); and

               (5) The receipt of NDA or PLA approval from the FDA, including the required marketing and pricing approval (or from the governing health authority of any other country).

            (e) Within 60 days following the end of each six-month period ending June 30 and December 31 of each calendar year, BMS shall furnish CADUS with written reports summarizing all BMS activities using the Screens during such six-month period.

         4.2 DETERMINATION TO DEVELOP PRODUCT; EFFECT. In the event that BMS determines to develop any Program Development Compound, then no Compound or Product in the same Class of Compounds as such Program Development Compound shall be subject to CADUS's option as provided in Section 4.5, unless BMS, in its sole and absolute discretion, determines to grant such option for any of such Compounds or Products to CADUS.

         4.3 DETERMINATION TO NOT DEVELOP PRODUCT; EFFECT. In the event that BMS makes a good faith determination that it is not interested in pursuing or continuing to pursue the development of any Program Development Compound in any country in the Territory or any other Compound or Product in the same Class of Compounds as the Program Development Compound, then BMS shall promptly notify CADUS to that effect and such Program Development Compound in such country shall be subject to CADUS's option as provided in Section 4.5. Any determination by BMS to not pursue the development of any Program Development Compound shall not be deemed a breach by BMS, and the effect provided herein for such determination shall be in lieu of any remedy set forth in Section 12.2.

         4.4 EXCEPTION. BMS's obligations under Sections 4.2 and 4.3 to grant CADUS the option provided in Section 4.5 shall not apply to any Program Development Compound which is active in the same screen as any other Development Compound, regardless of whether such other Development Compound shall have been identified as a candidate for development due to its activity in a Screen or through alternative research efforts.

         4.5 CADUS OPTION.

            (a) In the event that BMS is required, as provided in this Section 4, to grant CADUS an option under this Section 4.5 with respect to any Program Development Compound, and so long as CADUS is not in material breach of this Agreement at such time, then BMS hereby grants to CADUS an option to acquire an exclusive license to the BMS Technology and Product Patents with respect to such Program Development Compound. The term of each such option grant shall be for a period of 90 days commencing on the date BMS provides notice of such option grant to CADUS and sufficient information and data related thereto or reasonably requested by CADUS to allow CADUS to determine its interest in acquiring an exclusive license therefor. CADUS shall be deemed to have effectively exercised any such option if CADUS sends written notice of its exercise of such option to BMS within the applicable 90-day option period, provided that the Parties reach a definitive agreement for such license within six months after the date of the notice of such exercise. During such six-month period, BMS shall negotiate in good faith with CADUS to reach definitive agreements.

            (b) Each exclusive license shall provide for: (i) royalties and milestone payments to be paid to BMS, as applicable, as are set forth in Section 6 of this Agreement, (ii) additional royalties to be paid by CADUS to BMS in the amount of any royalties that BMS may owe to any third party with respect to any product which uses such Program Development Compound as one of its active ingredients, provided that CADUS shall be entitled to a credit against royalties in an amount equal to 50% of such royalties paid to such third parties, up to a maximum of one percent of net sales with respect to such product, and (iii) additional compensation to be paid by CADUS to BMS, which shall be negotiated in good faith by the Parties at the time of the option grant, to compensate BMS for its expenditures, based on its fully-allocated costs, for development of the Program Development Compound through the date of such option grant. In the event that CADUS fails to exercise its option within such 90-day period, the exclusive right to such Program Development Compound shall remain with BMS. Upon the execution of a definitive license agreement with respect to any Program Development Compound, BMS shall provide CADUS with all BMS Technology and Product Patents which relates to such Program Development Compound.

            (c) BMS shall not be obligated under any circumstances to grant CADUS the option provided in this Section 4.5: (i) for any Compound which has not become a Program Development Compound; (ii) notwithstanding anything in
Section 4.3 to the contrary, for any Program Development Compound in the event that BMS determines not to pursue such Program Development Compound at any time for safety reasons or want of efficacy, [c.i.]

5. GRANT OF LICENSES.

         5.1 LICENSE GRANT FOR EXCLUSIVE SCREENS. Subject to the terms and conditions of this Agreement, CADUS hereby grants to BMS an exclusive right and license (including as to CADUS, except as specifically provided in Section 5.3), under the Technology, Patents and Know-How, to use and practice the Exclusive Screens (including, without limitation, the right to grow sufficient amounts of Materials provided by CADUS to BMS).

         5.2 LICENSE GRANT FOR NON-EXCLUSIVE SCREENS. Subject to the terms and conditions of this Agreement, CADUS hereby grants to BMS an exclusive right and license (including as to CADUS, except as specifically provided in Section 5.3), under the Technology, Patents and Know-How, to use and practice Non-Exclusive Screens (including, without limitation, the right to grow sufficient amounts of Materials provided by CADUS to BMS) during the term of the Research Programs, but in no event for less than nine months after BMS receives Materials and other information from CADUS identifying and enabling BMS to use such Non-Exclusive Screen. With respect to any Non-Exclusive Screen, if BMS identifies or confirms any Compound or Product using such Non-Exclusive Screen during the foregoing period of exclusivity for such Non-Exclusive

Screen, then, for so long as BMS continues to pursue the development of such Compound or Product, BMS shall continue to have an exclusive right and license, under the Technology, Patents and Know-How, to use and practice such Non-Exclusive Screen. BMS shall notify CADUS when BMS ceases to pursue the development of such Compound or Product. Thereafter, BMS shall have a non-exclusive right and license, under the Technology, Patents and Know-How, to use and practice Non-Exclusive Screens, subject, however, to the right of first offer granted to BMS pursuant to Section 5.4.

         5.3 RESERVATION OF RIGHTS BY CADUS. During the period that BMS has any exclusive rights with respect to any Exclusive Screens or Non-Exclusive Screens, CADUS reserves the rights to use the Technology, Patents and Know-How, and to make, use and practice such Screens, solely for internal research and development purposes (including the testing of compounds obtained by CADUS from Third Parties).

            (a) In the event that CADUS develops a Compound using an Exclusive Screen, CADUS hereby grants to BMS an exclusive right and license to make, have made, distribute, use and sell such Compound, or any products developed therefrom, under any patents, know-how or other proprietary information related thereto. Any products developed by BMS using such Compound shall be included in the definition of the term "Product" for purposes of this Agreement. However, BMS shall have no obligation to develop such Compound.

            (b) In the event that CADUS develops a Compound using a Non-Exclusive Screen (a "CADUS Compound"), CADUS hereby grants to BMS a right of first offer to acquire an exclusive license to such CADUS Compound pursuant to
Section 5.4.

         5.4 RIGHT OF FIRST OFFER. CADUS may conduct research related to the development of CADUS Compounds using Non-Exclusive Screens as provided in
Section 5.3. With respect to CADUS Compounds that are discovered during the term of the Research Programs or the nine-month period thereafter, and with respect to Non-Exclusive Screens that are developed during the Research Programs, from time to time during such period, CADUS will advise BMS of any such CADUS Compounds or Non-Exclusive Screens it discovers or develops and supply sufficient information and data related thereto or reasonably requested by BMS to allow BMS to determine its interest in acquiring an exclusive license therefor. At any time thereafter for a period of three (3) years after the term of the Research Programs, as CADUS determines that it is interested in entering into a development and licensing or marketing arrangement regarding any such CADUS Compound, or a licensing arrangement regarding any such Non-Exclusive Screen, with another party for exploitation in the Territory, CADUS hereby grants to BMS a right of first offer to acquire: (i) an exclusive license to use and practice any such Non-Exclusive Screen (including, without limitation, the right to grow sufficient amounts of Materials provided by CADUS to BMS), and
(ii) to
acquire an exclusive license to make, have made, distribute, use and sell any such CADUS Compound, as follows:

            (a) CADUS shall give written notice to BMS of its interest in entering into a development and licensing or marketing arrangement for such Non-Exclusive Screen or CADUS Compound, together with sufficient information regarding such Non-Exclusive Screen or CADUS Compound, as the case may be, which is reasonably necessary for BMS to make an informed decision regarding such arrangement, including, without limitation, the commercial terms upon which CADUS is interested in offering such Non-Exclusive Screen or CADUS Compound. BMS shall have ninety (90) days after receipt of such notice and information to decide whether or not it wishes to accept such offer. During such period, CADUS shall provide BMS with all additional information and data reasonably requested by BMS which is relevant to BMS's considerations.

            (b) In the event that BMS declines to accept such offer or does not reply to CADUS's notice within the ninety (90) day period, CADUS shall be free, for a period of one (1) year thereafter, to negotiate a licensing or marketing arrangement with a Third Party for the particular Non-Exclusive Screen or CADUS Compound, but may not conclude any transaction with any Third Party on terms less advantageous to CADUS than those offered to BMS for such Non-Exclusive Screen or CADUS Compound without first offering said less advantageous terms to BMS in compliance with this Section 5.4.

            (c) In the event additional significant new findings not yet presented to BMS are developed during such one (1) year period, CADUS shall give BMS the opportunity to review such additional data and to reconsider its interest in any Non-Exclusive Screen or CADUS Compound previously declined by BMS, if CADUS has not already concluded an arrangement with a Third Party with respect to such Non-Exclusive Screen or CADUS Compound, as the case may be. CADUS shall not subject itself to any restrictions during negotiations with Third Parties which would prohibit it from offering such additional data to BMS.

6. ROYALTIES AND MILESTONE PAYMENTS.

         6.1 ROYALTIES. In consideration of the licenses and other rights granted to BMS under this Agreement, during the Royalty Term, BMS shall pay to CADUS a royalty on Net Sales of any Product commencing on the First Commercial Sale of such Product by BMS, its Affiliates, its licensees or its sublicensees as follows:

            (a) With respect to all Products sold in the United States, royalties shall be paid on the Net Sales of such Products in an amount equal to the following percentages of the annual Net Sales of each Product:

                              On Annual Net Sales
                                of Each Product                Royalty Rate
                                ---------------                ------------
                                    [c.i.]                        [c.i.]

            (b) With respect to all Products sold in any other country in the Territory, royalties shall be paid on the Net Sales of such Products at a rate of [c.i.].

            (c) Upon expiration of BMS's obligation to pay royalties with respect to a Product pursuant to this Section 6.1, BMS shall have the royalty-free, perpetual right to continue to manufacture, use and sell such Product in the Territory.

         6.2 BUNDLING AND CAPITATION TRANSACTIONS.

            (a) It is the intention of the Parties that BMS shall not use the Products as loss-leaders in bundling and capitation transactions involving Products under this Agreement and other BMS products. It is BMS's intention to not discount any of the Products disproportionately to discounts applied to any other products of BMS, after taking into consideration the relevant market factors pertaining to such Products and the other products of BMS included in such bundling and capitation transactions.

            (b) Each time BMS submits a statement regarding the calculation of Net Sales of Products pursuant to Section 7.1, BMS shall also provide to CADUS a statement showing the average discount from list price of each Product and the average discount from list price of all other BMS products covered by patents, when taken as a whole. In the event that there is a substantial disparity between each of the foregoing, at the request of CADUS the Parties shall meet to discuss: (i) whether the intention of the Parties set forth in Section 6.2(a) has been satisfied, given the relevant market factors pertaining to such Products and the other products of BMS covered by patents; and, if not (ii) what adjustments BMS will use its reasonable efforts to make to satisfy such intention in the future.

            (c) With respect to Products sold in combination with any other products of BMS in a capitation transaction, Net Sales of such Products shall be calculated in accordance with the following formula:

                                    ASP-P X N-P
                     NS-P = ---------------------------   x  CTF
                            [     ]n
                            [SIGMA] i=1   ASP-pi x N-pi
                            [     ]

    Where:

              NS-P        =   Amount allocated to Net Sales of the
                              Product

              ASP-P       =   Average Weighted Selling Price per
                              unit, during the applicable period, of
                              Product when sold alone

              ASP-pi      =   Average Weighted Selling Price per
                              unit, during the applicable period, of
                              each Product or each other BMS product
                              in the capitation transaction when sold
                              alone

              N-P         =   Total number of units of Product
                              included in the capitation transaction
                              during the applicable period


              N-pi        =   Total number of units of each Product
                              or other BMS product included in the
                              capitation transaction during the
                              applicable period
              [     ]n
              [SIGMA] i=1 =   The sum of ASP-pi times N-pi for each
              [     ]         and every Product or other BMS product
                              included in the capitation transaction
                              during the applicable period

              CTF         =   The aggregate capitation fee for the
                              capitation transaction during the
                              applicable period

         The Average Weighted Selling Price shall be based on the actual average selling price of the applicable Product or other BMS product, as the case may be, determined for the applicable period.

            (d) For purposes of this Section 6.2, the term "market factors" with respect to any Product or other product of BMS shall mean, as compared to a product of similar market potential at a similar stage in its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors bearing on the marketability of such Product or other product of BMS.

            (e) An example of the calculation of the amount includable in Net Sales for a Product included in a capitation transaction, using the formula provided in this Section 6.2, is set forth in APPENDIX C.

         6.3 THIRD PARTY ROYALTIES. BMS, at its sole expense, shall pay all royalties owing to any Third Party in order to exercise BMS's rights hereunder to make, have made, use or sell any Product; provided that BMS shall be entitled to a credit against royalties due to CADUS under this Agreement in each calendar quarter in an amount equal to [c.i.] of such royalties paid to such Third Parties for such calendar quarter, but in no event shall the royalty owing to CADUS under Section 6.1 above for any calendar quarter be reduced by more than [c.i.]

of Net Sales with respect to such Product for such calendar quarter.

         6.4 MILESTONE PAYMENTS. As further consideration for the licenses and other rights granted to BMS under this Agreement, BMS shall pay CADUS the following milestone payments upon the first occurrence of each event set forth below with respect to each Product:

            (a) [c.i.]

upon delivery of the first Compound that has reached the PLP Stage for each Product, plus [c.i.] for each additional Compound that reaches the PLP Stage for such Product;


            (b) [c.i.]

upon filing with the FDA of an IND in the United States (or its equivalent in any other country);

            (c) [c.i.]

upon commencement of Phase 3 clinical trials, in the United States (or their equivalent in any other country); and

            (d) [c.i.]

upon filing a NDA or PLA in the United States (or its equivalent in any other country); and

            (e) [c.i.]

upon receipt of NDA or PLA approval from the FDA, including the required marketing and pricing approval (or from the governing health authority of any other country).

         With respect to any milestone payments made pursuant to Section 6.3(e), BMS shall be entitled to a credit against royalties in an amount equal to one-half of such payments, but in no event shall such credit be more than [c.i.]of such royalties due hereunder for such Product in the Territory in any calendar quarter.

         6.5 OBLIGATION TO PAY ROYALTIES. The obligation to pay royalties to CADUS under this Section 6 is imposed only once with respect to the same unit of Product regardless of the number of Patents pertaining thereto. BMS shall only be entitled to a credit against royalties or a reduction of the royalty rate once with respect to any Product in any country pursuant to any provision in this Agreement. There shall be no obligation to pay royalties to CADUS under this Section 6 on sales of Products among BMS, its Affiliates, its licensees and sublicensees but in such instances the obligation to pay royalties shall arise upon the sale by BMS, its Affiliates, its licensees or sublicensees to unrelated third parties.

7. PAYMENTS AND REPORTS.

         7.1 PAYMENT. All royalty payments due hereunder shall be paid quarterly within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country, of the amount of Net
                                      -24-

Sales during such quarter and the amount of royalties due on such Net Sales.

         7.2 MODE OF PAYMENT. BMS shall make all payments required under this Agreement as directed by CADUS from time to time in United States Dollars. The royalty payments due shall be translated at the rate of exchange at which United States Dollars are listed in THE WALL STREET JOURNAL (or its equivalent if THE WALL STREET JOURNAL is no longer being published at the time) for the currency of the country in which the royalty is accrued for the last business day of the calendar quarter in which such sales were made.

         7.3 RECORDS RETENTION. BMS, its Affiliates, its licensees and its sublicensees shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit CADUS to confirm the accuracy of royalty calculations hereunder.

         7.4 AUDIT REQUEST. At the request and expense of CADUS, BMS, its Affiliates, its licensees and its sublicensees shall permit CADUS or an independent, certified public accountant appointed by CADUS, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of BMS, its Affiliates, its licensees or its sublicensees, for a period of two years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar quarter in the case of BMS's failure to report or pay pursuant to this Agreement. Results of any such examination shall be made available to both Parties. CADUS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, its Affiliates, its licensees or its sublicensees, it is shown that BMS's royalty payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after CADUS's demand therefor. Furthermore, if the royalty payments were less than the amount which should have been paid by an amount in excess of 10% of the royalty payments actually made during the period in question, BMS shall also pay to CADUS a late charge equal to 10% of the shortfall and reimburse CADUS for the cost of such inspection.

         7.5 TAXES. In the event that BMS is required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to CADUS due to the laws of such country, such amount shall be deducted by BMS, and it shall notify CADUS
                                      -25-
and promptly furnish CADUS with copies of any tax certificate or other documentation evidencing such withholding.

8. INFRINGEMENT ACTIONS BY THIRD PARTIES.

         8.1 NOTICE OF SUIT OR CLAIM OF INFRINGEMENT. Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any patents belonging to third parties which is threatened, made or brought against either Party by reason of the manufacture, use or practice of any Screens or the manufacture, use or sale of the Products in the Territory.

         8.2 OBLIGATION TO DEFEND.

            (a) With respect to any Screens or Products other than as described in Section 8.2(b):

               (1) In the event that an action for infringement is commenced against BMS, its licensees or its sublicensees based on the manufacture, use or practice of any Screens or its manufacture, use or sale of any Product in any country in the Territory, BMS shall defend such action at its own expense, and CADUS hereby agrees to assist and cooperate with BMS, at its own expense, to the extent necessary in the defense of such suit. If such action is commenced against BMS, its licensees or its sublicensees and CADUS jointly, BMS shall defend such action on behalf of both parties at its own expense and with attorneys of its own selection, and CADUS shall be entitled to counsel in such proceedings at its own expense. BMS shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion; provided that if such suit names CADUS as a defendant, then such settlement or consent shall either be with the consent of CADUS or shall provide for the release of CADUS from any liability with respect thereto. During the pendency of such action, BMS shall continue to pay all royalties due hereunder. In the event BMS fails to defend such action, CADUS may defend such action and shall have the right to take charge of the defense.

               (2) If BMS finally prevails because it is held not to be infringing any patents belonging to such Third Party or because such Third Party's patent is held invalid, BMS shall continue to pay royalties as set forth in Section 6, but shall be entitled to a credit against royalties of an amount equal to one-half of the reasonable costs actually incurred in such action, but in no event shall such credit be more than 50% of such royalties due hereunder for Products in such country which is the subject of such action in any calendar quarter.

               (3) If BMS finally loses, whether by judgment, award, decree or settlement, and is required to pay a royalty to such Third Party, BMS shall continue to pay royalties for such Products in the country which is the subject of such action, but shall be entitled to a credit against such royalties for each
                                      -26-
calendar quarter in an amount equal to [c.i.] of the royalties paid to such Third Party for such calendar quarter, but in no event shall such credit be more than [c.i.] of Net Sales with respect to such Products in such country for such calendar quarter. In addition, if BMS incurs litigation expenses or is required to pay damages to such Third Party, BMS shall be entitled to a credit against such royalties in an amount equal to [c.i.] of the reasonable costs actually incurred in such action plus [c.i.] of the damages, but in no event shall the total credit provided herein in a calendar quarter be more than [c.i.] of the royalties due hereunder for Products in such country which is the subject of such action in any calendar quarter.

            (b) With respect to the manufacture, use or practice of any Non-Exclusive Screens by CADUS:

               (1) In the event that an action for infringement is commenced against BMS, its licensees or its sublicensees, or against BMS or its sublicensees and CADUS jointly, based on CADUS's manufacture, use or practice of any Non-Exclusive Screen, CADUS shall defend such action at its own expense and with attorneys of its own selection, and BMS shall be entitled to counsel in such proceedings at its own expense. During the pendency of such action, BMS shall continue to pay all royalties due hereunder. In the event CADUS fails to defend such action, BMS may defend such action and shall have the right to take charge of the defense.

               (2) In such event, CADUS shall bear the full costs and expenses of such defense (including fees of its attorneys and other professionals) and it shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by CADUS with such Third Party, which CADUS shall have the right to do in its sole discretion.

9. OWNERSHIP OF INVENTIONS; PATENTS.

         9.1 OWNERSHIP OF INVENTIONS. Except as otherwise provided in this Agreement, the entire right and title in all Inventions, and any patent applications or patents based thereon, solely by employees or others acting on behalf of CADUS shall be owned solely by CADUS, and solely by employees or others acting on behalf of BMS shall be owned solely by BMS. The cost for patent applications and patent maintenance shall be borne by the respective Party who owns such Invention.

         9.2 JOINT INVENTIONS. The Parties recognize that, as a result of the collaboration between BMS and CADUS during the conduct of the Research Programs hereunder, certain Inventions may be deemed to be Joint Inventions. In that event, the Parties shall jointly own patents, inventor's certificates and applications therefor covering such Joint Invention. The cost for patent applications and patent maintenance shall be borne by the Parties on an equal basis (50/50).

         9.3 PATENT ENFORCEMENT.

            (a) With respect to any alleged infringement solely involving a Valid Claim(s) of any Patents involving any BMS Receptors or any Product Patents, BMS shall have the first right, but not the duty, to institute patent infringement actions against Third Parties. If BMS does not institute an infringement proceeding against an offending Third Party, CADUS shall have the right, but not the duty, to institute such an action.

            (b) With respect to any alleged infringement solely involving a Valid Claim(s) of any Patents listed on APPENDIX A, CADUS shall have the right, but not the duty, to institute patent infringement actions against Third Parties.

            (c) With respect to any alleged infringements other than as described in Section 9.3(a) or (b) (including, without limitation, any alleged infringement solely involving a Valid Claim(s) of any Patents other than those listed on APPENDIX A, except those involving any BMS Receptors), the Parties shall determine how they should proceed with respect to such alleged infringement at such time.

            (d) The costs and expenses of any action instituted pursuant to this
Section 9.3 (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions (if such other Party has the right to institute and prosecute such infringement actions pursuant to this Section 9.3). Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action, or as they may have otherwise agreed.

10. INDEMNIFICATION.

         10.1 INDEMNIFICATION. Each Party shall indemnify and hold the other Party, its Affiliates, its licensees and its sublicensees, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, costs and expenses (including the fees of attorneys and other professionals) arising out of or resulting from:

            (a) negligence, recklessness or intentional acts or omissions of the indemnifying Party, its Affiliates or sublicensees, and their respective directors, officers, employees and agents, in connection with the work performed by such party under the Research Programs;

            (b) any warranty claims, Product recalls or any claims of personal injury or property damage relating to the manufacture, use, distribution or sale of any Screen or Product due to any negligence, recklessness or intentional acts or omissions by the indemnifying Party, its Affiliates or sublicensees, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or intentional acts or omissions of the other Party, its Affiliates or sublicensees, and their respective directors, officers, employees and agents.

         10.2 NOTICE. In the event that either Party is seeking indemnification under Section 10.1, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle it at the sole discretion of the indemnifying Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

11. PUBLICATION; CONFIDENTIALITY.

         11.1 NOTIFICATION. Both parties recognize that each may wish to publish the results of their work relating to the Research Programs. However, both parties also recognize the importance of acquiring patent protection on inventions. Consequently, any proposed publication by either Party shall comply with this Section 11. At least 60 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) at least 60 days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 60 days before the presentation is made.

         11.2 REVIEW OF PROPOSED PUBLICATIONS. The receiving Party will review the manuscript, abstract, text or any other material provided under Section 11.1 to determine if patentable subject matter is disclosed. The reviewing Party will notify the publishing Party within 30 days of receipt of the proposed publication if the reviewing Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the reviewing Party, in good faith, believes confidential or proprietary information is or may be disclosed. If it is determined by the reviewing Party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the reviewing Party's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90 day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 90 day period. If it is determined in good faith by the reviewing Party that confidential or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure. The publishing Party of any manuscript, text or oral presentation will acknowledge the other Party for its contribution to the material being published or presented and to the Research Programs.

         11.3 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of the Research Programs and for five (5) years thereafter the receiving Party, its Affiliates, its licensees and its sublicensees shall keep, and shall ensure that its officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party, its Affiliates, its licensees or its sublicensees or developed under any Research Program pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the recipient as evidenced by prior written documents in its possession; or
(iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party ("Confidential Information").

         11.4 EXCEPTIONS. The restrictions contained in Section 11.3 shall not apply to Confidential Information that (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

         11.5 CONFIDENTIALITY OBLIGATION OF CADUS. CADUS agrees that, for the term of the Research Programs and for seven years thereafter it shall keep completely confidential and shall not publish or otherwise disclose confidential information pertaining to its Technology, except to the extent that CADUS can establish by competent proof that such information:

            (a) was or became generally available to the public or otherwise part of the public domain other than through any act or omission of CADUS in breach of this Agreement;

            (b) was disclosed under requirement of law or by order or regulation of a governmental agency or a court of competent jurisdiction, including without limitation any requirement to disclose such information to any governmental agency for purposes of obtaining approval to market the Products;

            (c) is information which CADUS has sought patent or equivalent protection, including the filing of a patent application; or

            (d) was disclosed to any Third Party under an obligation of confidentiality, including consultants of CADUS, other licensees or potential licensees of CADUS or potential business partners of CADUS.

         11.6 LIMITATIONS ON USE. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by it from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the covered activities or the transactions contemplated hereby.

         11.7 REMEDIES. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section.

         11.8  SURVIVAL.

            (a) This Section 11 shall survive the termination or expiration of this Agreement.

            (b) The provisions of this Section 11 shall be in addition to, and not in limitation of, the provisions of a separate Confidentiality Agreement between the Parties dated January 3, 1994, as amended March 9, 1994, which shall remain in
                                      -31-
full force and effect except to the extent it is fundamentally inconsistent with this Agreement.

12. TERM; TERMINATION.

         12.1 TERM. This Agreement shall become effective as of the Effective Date and, unless terminated as provided in this Agreement, shall be perpetual.

         12.2 BREACH. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. Termination of the Research Programs by BMS pursuant to a breach by CADUS of its obligations thereunder shall be governed by the provisions of Section 3.13.

         12.3 ACCRUED RIGHTS, SURVIVING OBLIGATIONS.

            (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

            (b) Termination of this Agreement shall not terminate BMS's obligation to pay all royalties and milestone payments. All of the Parties' rights and obligations under Sections 4.5, 6, 7, 8, 9.3, 10, 11, 14.2, 14.12 and
14.13 shall survive termination.

13. FORCE MAJEURE.

         13.1 EVENTS OF FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to FORCE MAJEURE, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, FORCE MAJEURE is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event BMS or CADUS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter.

14. MISCELLANEOUS.

         14.1 RELATIONSHIP OF PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         14.2 COVENANT NOT TO SOLICIT EMPLOYEES. Neither Party shall at any time during the term of the Research Programs and for a period of two (2) years thereafter, directly or indirectly, in any manner or under any circumstances or conditions whatsoever solicit, induce or attempt to induce any senior management employee, scientist, or sales and marketing personnel of the other Party or of any Affiliate of the other Party to terminate his or her employment with such Party or such Affiliate.

         14.3 ASSIGNMENT. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that both BMS and CADUS may otherwise assign their respective rights and transfer their respective duties hereunder to any assignee of all or substantially all of their respective businesses or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

         14.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         14.5 NOTICE. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

              (a)     In the case of BMS, to:

                      Bristol-Myers Squibb Company
                      P.O. Box 4000
                      Route 206 & Province Line Road
                      Princeton, New Jersey 08543-4000
                      Attention: Vice President and Senior Counsel,
                                 Pharmaceutical Research Institute and
                                 Worldwide Strategic Business
                                 Development
                      Facsimile No.:  (609) 252-4232



              (b)     In the case of CADUS, to:

                      Cadus Pharmaceutical Corporation
                      180 Varick Street
                      New York, New York 10014-4606
                      Attention:  President
                      Facsimile No.:  (212) 229-1948

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by mail, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

         14.6 USE OF NAME. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

         14.7 PUBLIC ANNOUNCEMENTS. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement. The Parties agree that each may make public announcements consistent with APPENDIX D.

         14.8 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

         14.9 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

         14.10 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         14.11 AMENDMENT. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         14.12 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its choice of law principles.

         14.13 ARBITRATION. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three (3) arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         14.14 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

         14.15 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

         14.16 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                             BRISTOL-MYERS SQUIBB COMPANY

                                             By: /s/WILLIAM A. SCOTT
                                                --------------------------------
                                             Name: William A. Scott
                                                  ------------------------------
                                             Title: Senior Vice President
                                                   -----------------------------

                                             CADUS PHARMACEUTICAL CORPORATION

                                             By: /s/JEREMY LEVIN
                                                --------------------------------
                                             Name: Jeremy M. Levin
                                                  ------------------------------
                                             Title: President & CEO
                                                   -----------------------------

                                   APPENDIX A

                     LIST OF PATENTS AND PATENT APPLICATIONS


                                     "[c.i.]"

                                   APPENDIX B

                        DESCRIPTION OF RESEARCH PROGRAMS

                                   APPENDIX B

                        Description of Research Programs
                                     between
             Cadus Pharmaceutical Corp. and Bristol-Myers Squibb Co.


                                     "[c.i.]"

                                     "[c.i.]"

                                     "[c.i.]"

                                   APPENDIX C

                 SAMPLE CALCULATION FOR CAPITATION TRANSACTIONS

         The following example is based on a capitation transaction involving three products, one of which is a Product governed by this Agreement, and two of which are other products of BMS.

Assumptions:

         With respect to the Product included in the capitation transaction, the average weighted selling price and number of units are as follows:

                      ASP-P            =        $10.00 per unit
                      N-P              =        2,000,000 units

         With respect to the other two products included in the capitation transaction, the average weighted selling price and number of units are as follows:

                      ASP-p1           =        $1.00 per unit
                      N-P1             =        3,500,000 units

                      ASP-p2           =        $3.00 per unit
                      N-P2             =        5,000,000 units

         The aggregate capitation fee for the capitation transaction is $5,000,000.

Formula:

                                    ASP-P X N-P
                     NS-P = ---------------------------   x  CTF
                            [     ]n
                            [SIGMA] i=1   ASP-pi x N-pi
                            [     ]

Calculation:

                       $10.00 X 2,000,000
NS-P = -------------------------------------------------- x $5,000,000
           ($10.00 x 2,000,000) + ($1.00 x 3,500,000)
                     + ($3.00 x 5,000,000)


                        20,000,000
NS-P = --------------------------------------------- x $5,000,000
           20,000,000 + 3,500,000 + 15,000,000

Rounding fraction to four places after decimal point:

NS-P =   0.5195   x   $5,000,000

NS-P =   $2,597,500

         The portion of the capitation transaction fee that is allocated to Net Sales of the Product is $2,597,500.

                                   APPENDIX D

                           FORM OF PUBLIC ANNOUNCEMENT

                          BRISTOL-MYERS SQUIBB COMPANY [Letterhead}

                                  P.O. Box 4000
                            Princeton, NJ 08534-4000
                                  609/252-4000

                                 CONTACT:  Jeremy M. Levin, M.D., Ph.D.
                                           President and Chief Executive Officer
                                           Cadus Pharmaceutical Corporation
                                           (212) 645-3738

                                           William Dunnett
                                           Bristol-Myers Squibb Company
                                           (609) 252-5094

                                           Anthony J. Russo, Ph.D.
                                           Noonan/Russo Communications, Inc.
                                           (212) 696-4455, Ext. 202


                                       FOR RELEASE:           July 28, 1994


BRISTOL-MYERS SQUIBB AND CADUS PHARMACEUTICAL
ANNOUNCE BIOTECHNOLOGY RESEARCH COLLABORATION

     (Princeton, N.J. and New York) -- Bristol-Myers Squibb Company (NYSE: BMY) and Cadus Pharmaceutical Corporation today announced a research collaboration for the discovery and development of novel pharmaceuticals using Cadus's yeast-based screening technologies.

     Cadus is an early stage biotechnology company focusing on drug discovery through the creation of novel drug screens which could greatly simplify and shorten the often arduous screening methods now employed to find new drugs. Under the agreement, Cadus could receive up to $45 million in research funding and equity investments from Bristol-Myers Squibb.

     "Screening chemicals and biologic compounds to determine their therapeutic potential is a critical step in the drug discovery process," said Leon E. Rosenberg, M.D., president, Bristol-Myers Squibb Pharmaceutical Research Institute. "This exciting technology from Cadus will provide Bristol-Myers Squibb

                                     -more-
with innovative screening processes that are faster, more efficient and more meaningful than traditional methods. We look forward to fully exploring the potential of this frontier technology."

     Jeremy M. Levin, M.D., Ph.D., president and chief executive officer of Cadus, said the agreement demonstrates the promise of Cadus's novel drug discovery technologies for accelerating the discovery process and increasing its cost-effectiveness.

     "We are extremely pleased and excited about this collaboration," he said. "Bristol-Myers Squibb has the expertise and resources to make optimal use of Cadus's knowledge of novel drug screens, which can be a key component in the discovery of compounds to treat numerous diseases, including inflammatory disorders, neurological disorders and major cardiovascular diseases."

     Under terms of the agreement, Bristol-Myers Squibb will provide Cadus with research funding for three years, with the option to extend the program for an additional two years. To launch the collaboration, Bristol-Myers Squibb has made an investment in Cadus comprising approximately 15 percent of Cadus equity. Bristol-Myers Squibb also has committed to further equity investments upon the achievement of certain scientific milestones or Cadus's next private equity offering, and upon Cadus's initial public offering. Additionally, Cadus would receive specific milestone and royalty payments from any products that result from the collaboration.

     The core technology around which Cadus was formed involved G protein coupled receptors. These receptors regulate the physiologic behavior of the cell by blocking or transmitting signals from outside the cell, through G proteins, to the cell's interior. G proteins are found in the inner membrane of almost all cells, including human, animal, and plant cells.

     Over 1,000 types of G protein coupled receptors have been identified, including receptors known or suspected to play a role in many diseases, including Alzheimer's disease, rheumatoid arthritis, hypertension,


                                     -more-
atherosclerosis and some cancers. Researchers often try to screen for compounds that influence the transmission of signals, and thus may have a therapeutic benefit for a particular disease.

     Cadus researchers have developed a method to simplify the testing of compounds against G protein signaling pathways. This method involves transferring the genes for a single human receptor complex into yeast cells. Such yeast cells contain human G protein coupled receptors that act as if they were in human cells. Cadus has constructed a series of such yeast strains which can be used in a high-throughput screening system to test thousands of compounds a day, a substantial improvement over existing mammalian cell-based screens which are time consuming and difficult to utilize.

     "Most mammalian cell-based screening only determines if a compound shows binding activity necessary in a therapeutic candidate. The screening technology developed by Cadus also determines a biological effect which makes the screening results more meaningful," said Dr. Rosenberg.

     Cadus is a privately held drug discovery company based in New York City. It was founded in 1992 by molecular biologists from Princeton University and the University of North Carolina, Chapel Hill. In July 1993, the company completed its first round of financing, raising $8 million.

         Bristol-Myers Squibb is a diversified, research-based health and personal care company whose principal businesses are pharmaceuticals, consumer products, nutritionals, and medical devices. It is among the world's leading makers of cardiovascular, anticancer, anti-infective, central nervous system and dermatological drug therapies, diagnostic agents and non-prescription medicines.

                                      # # #

                                   072894/029